EXHIBIT 99.1

Biostage Reports 2019 Financial Results

•	FDA Removes clinical hold on Cellspan™ Esophageal Implant (CEI) study

Holliston, MA – March 27, 2020 – Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a biotechnology company developing next-generation esophageal implants, today announced its financial results for the three and twelve months ended December 31, 2019.

Conference Call

Due to the impact of COVID-19, the Company will not hold a conference call at this time. The Company anticipates that it will hold a future conference call to discuss its clinical and business plans based on the U.S. Food and Drug Administration (FDA) removing the clinical hold on its Cellspan™ Esophageal Implant (CEI) study.

Operating Highlights

On October 30, 2019 Biostage announced the submission of its Investigational New Drug (IND) application to the FDA for the Company’s lead product candidate, the CEI, to treat patients with end-stage esophageal disease, absent of cancer, in adults that require a segmental surgical resection to repair the diseased tissue.

On March 24, 2020 the Company received a notification from the FDA which notified the Company that the clinical hold on its CEI study was removed and the Company may proceed with its study for its CEI. This FDA approval enables us to start our transition to a clinical-stage biotechnology company, and start clinical planning, including engaging with a clinical research organization and site readiness in advance of starting the clinical trial for our CEI product candidate.

Summary of Financial Results

For the three months ended December 31, 2019, the Company reported a net loss of $1.6 million, ($0.21 per share), compared to a net loss of $1.8 million, ($0.32 per share), for the three months ended December 31, 2018. The $0.2 million year-over-year decrease in net loss was due primarily to a $0.3 million decrease in research and development costs and a $0.1 decrease in general and administrative expenses, offset in part by a $0.2 million decrease in grant income for qualified expenditures from our SBIR grant.

For the year ended December 31, 2019, the Company reported a net loss of $8.3 million, ($1.21 per share), compared to a net loss of $7.5 million, ($1.69 per share), for the year ended December 31, 2018. The $0.8 million year-over-year increase in net loss was due primarily to a $0.9 million increase in research and development costs and a $0.1 million increase in general and administrative expenses, offset in part by a $0.1 million net decrease in expense from change in the fair value of warrants. In addition, the Company recognized grant income for qualified expenditures from the SBIR grant of $473,000 for the year ended December 31, 2019 compared to $401,000 for the year ended December 31, 2018.

Balance Sheet and Cash

At December 31, 2019, the Company had operating cash on-hand of $0.9 million and no debt. The Company used net cash in operations of $6.1 million during the year ended December 31, 2019.

During the year ended December 31, 2019, the Company received $5.8 million from financing activities, including approximately $1.8 million from the issuance of approximately 488,000 shares of common stock and warrants to investors in private placement transactions, and approximately $4.0 million from the issuance of 1,994,000 shares of its common stock to a group of investors in connection with the exercise of previously issued warrants.

Subsequent to the end of the year, the Company received approximately $0.6 million from the issuance of 151,027 shares of common stock and warrants to investors in private placement transactions. The Company also received approximately $0.4 million from the issuance of 214,000 shares of common stock to a group of investors in exchange for the exercise of previously issued warrants.

About Biostage, Inc.

Biostage is a bioengineering company that is developing next-generation esophageal implants. The Company’s Cellspan technology combines a proprietary, biocompatible scaffold with a patient’s own cells to create an esophageal implant that could potentially be used to treat pediatric esophageal atresia and other conditions that affect the esophagus. The Company’s esophageal implant leverages the body’s inherent capacity to heal itself as it is a “living tube” that facilitates regeneration of esophageal tissue and triggers a positive host response resulting in a tissue-engineered neo-conduit that restores continuity of the esophagus. These implants have the potential to dramatically improve the quality of life for children and adults. At Biostage, we believe the future of medicine has been inside us all along.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to our financing activities; development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellspan and Cellframe™ technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellspan and Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s inability to obtain needed funds in the immediate future; the potential impact of COVID-19 on our business and operations; the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts

Shunfu Hu

Vice President of Business Development

774-233-7300

shu@biostage.com

Peter Chakoutis

Vice President of Finance

774-233-7300

pchakoutis@biostage.com

BIOSTAGE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	December 31, 2019	December 31, 2018
ASSETS	(Unaudited)
Current assets:
Cash	$913	$1,305
Restricted cash	50	50
Grant receivable	-	176
Prepaid expenses and other current assets	444	623
Total current assets	1,407	2,154
Property, plant and equipment, net	394	479
Right-of-use assets	191	-
Total non-current assets	585	479
Total assets	$1,992	$2,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$241	$160
Accrued and other current liabilities	438	404
Warrant liability	33	98
Current portion of operating lease liability	102	-
Total current liabilities	814	662
Operating lease liability, net of current portion	89	-
Total liabilities	$903	$662

Stockholders’ equity:
Undesignated preferred stock, $0.01 par value; 984,000 shares authorized at December 31, 2019 and 2018, none issued and outstanding	$-	$-
Common stock, par value $0.01 per share, 60,000,000 and 120,000,000 shares authorized at December 31, 2019 and 2018, respectively; 8,155,555 and 5,669,645 issued and outstanding at December 31, 2019 and 2018, respectively	82	57
Additional paid-in capital	65,102	57,677
Accumulated deficit	(64,095)	(55,763)
Total stockholders’ equity	1,089	1,971
Total liabilities and stockholders’ equity	$1,992	$2,633

BIOSTAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months ended December 31,		Twelve Months ended December 31,
	2019	2018	2019	2018
Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	845	1,148	4,852	3,916
Selling, general and administrative	824	952	4,018	3,925
Total operating expenses	1,669	2,100	8,870	7,841

Operating loss	(1,669)	(2,100)	(8,870)	(7,841)

Other income (expense):
Grant income	-	176	473	401
Change in fair value of warrant liability	70	89	65	(82)
Other expense	-	-	-	(7)
Total other income (expense), net	70	265	538	312

Net loss	$(1,599)	$(1,835)	$(8,332)	$(7,529)

Basic and diluted net loss per share	$(0.21)	$(0.32)	$(1.21)	$(1.69)
Weighted average common shares, basic and diluted	7,748	5,669	6,898	4,463

BIOSTAGE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Twelve Months Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,332)	$(7,529)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	1,654	755
Depreciation	214	261
Amortization of right-of-use assets	97	-
Change in fair value of warrant liability	(65)	82
Loss on disposal of property, plant and equipment	-	7
Changes in operating assets and liabilities:
Grant receivable	176	(176)
Prepaid expenses and other current assets	179	(297)
Accounts payable	81	(763)
Accrued and other current liabilities	34	22
Lease liabilities	(97)	-
Net cash used in operating activities	(6,059)	(7,638)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(129)	(131)
Cash received from sale of property, plant and equipment	-	64
Net cash used in investing activities	(129)	(67)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of related party advance	-	(300)
Proceeds from issuance of common stock and warrants, net of offering costs	1,807	5,322
Proceeds from exercise of warrants	3,989	-
Net cash provided by financing activities	5,796	5,022
Net decrease in cash and restricted cash	(392)	(2,683)
Cash and restricted cash at the beginning of the year	1,355	4,038
Cash and restricted cash at the end of the year	$963	$1,355